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                                                                   EXHIBIT 5.01

                                          April 24, 1998

Federated Investors, Inc.
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

Ladies and Gentlemen:

  You have requested our opinion with respect to the matters set forth below in connection with the issuance by Federated Investors, Inc., a Pennsylvania corporation (the "Company"), of 6,000 shares of the Company's Class A Common Stock, no par value per share (the "Class A Common Shares"), and 83,427,000 shares of the Company's Class B Common Stock, no par value per share (the "Class B Common Shares," and together with the Class A Common Shares, the "Shares"), pursuant to an Agreement and Plan of Merger, dated as of February 20, 1998 (the "Plan"), between Federated Investors, a Delaware business trust (the "Trust") and the Company. The Plan provides for the merger of the Trust into the Company, which is a wholly-owned subsidiary of the Trust, with the Company as the surviving corporation (the "Merger"). Each issued and outstanding Class A Common Share of the Trust, $0.01 stated value per share, will be converted into one Class A Common Share, and each Class B Common Share of the Trust, $0.01 stated value per share, will be converted into one Class B Common Share. In connection with the Merger, the Company has filed a Registration Statement on Form S-4 (the "Registration Statement") for the purpose of registering the issuance of the Shares under the Securities Act of 1933 (the "1933 Act").

  We have examined the Company's Restated Articles of Incorporation (the "Articles") and Restated Bylaws (the "Bylaws"), both as amended to date, and resolutions adopted by the Board of Directors of the Company relating to the execution and performance of the Plan and the transactions contemplated thereby, including the approval of the Articles and the Bylaws and the Registration Statement, all as certified by the Secretary of the Company. We have also examined the Registration Statement and the form of the Plan and such other documents relating to the authorization and issuance of the Shares as we have deemed necessary in order to express an informed opinion on the matters set forth below.

  Under the Plan, the Merger is conditioned upon, among other matters, the effectiveness of the Registration Statement and the consummation of an initial public offering of shares of the Class B Common Stock of the Company on terms and conditions (including size and price) satisfactory to the Company and the Trust. In accordance with the Plan, at the Effective Time of the Merger (as defined in the Plan), the Articles and Bylaws of the Company will become effective.

  On the basis of the foregoing and subject to the consummation of the Merger, it is our opinion that (i) the Shares are duly authorized, (ii) assuming that consideration therefor will be paid in accordance with the terms of the Plan, and subject to compliance with the 1933 Act and applicable state laws regulating the distribution of securities, the Shares may be issued in accordance with the Plan and the Articles, and (iii) when so issued, the Shares will be legally issued and outstanding, fully paid and nonassessable.

  We are opining herein only as to the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules, and we express no opinion as to the possible applicability to, or effect on, any of the matters covered herein of the laws of any other jurisdiction or the federal laws of the United States.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP

                                          KIRKPATRICK & LOCKHART LLP